Exhibit 99.1

200 Connell Drive
Berkeley Heights, NJ  07922

Genta Initiates Randomized Trial of Tesetaxel in Gastric Cancer

-- TESEGAST Trial Opens in U.S., EU, and Asia

-- Double-Blind Study Uses “All Oral” Chemotherapy Regimen as 2nd-Line Treatment

BERKELEY HEIGHTS, NJ – May 8, 2012 – Genta Incorporated (OTCBB:  GNTA.OB) announced today that the first patient has been accrued to a new randomized clinical trial of its lead compound, tesetaxel, in patients with advanced gastric cancer.  The trial, known as TESEGAST, is a randomized, double-blind, placebo-controlled study that is expected to accrue approximately 260 patients.  The trial will be conducted at approximately 40 sites worldwide, including the U.S., Western Europe, and Asia.  Accrual is projected to take approximately 12-15 months, with approximately 9 months of followup after the last patient is randomized.

The trial will enroll patients with advanced gastric cancer who have measurable disease that has progressed after initial chemotherapy.  Prior treatment must have included a platinum-containing drug and a fluoropyrimidine.  Testing for HER2 expression is required; HER2+ patients must have received and progressed on trastuzumab (Herceptin®; Hoffmann La Roche, Inc.).  In this “all-oral” chemotherapy program, eligible patients will receive capecitabine (Xeloda®; Hoffmann La Roche, Inc.) and will be randomly assigned to receive capsules of tesetaxel or placebo.  The primary endpoint of the trial is overall survival; secondary endpoints include overall response, progression-free survival, and safety.

“TESEGAST builds on our experience in two Phase 2a studies and more than 80 patients treated with tesetaxel as 2nd-line therapy for advanced gastric cancer”, said Dr. Loretta M. Itri, Genta’ President and Chief Medical Officer.  “We are pleased with the outcome of extensive discussions with regulatory authorities in all territories that are involved with the trial.”

“Intravenous taxanes are frequently used to treat patients with advanced gastric cancer; however, allergic reactions occur frequently and neutropenia is common”, said Dr. Jaffer Ajani, Professor of Medicine at the M.D. Anderson Cancer Center, Houston, TX, who is the global Principal Investigator for TESEGAST.  “Our Phase 2 experience as 2nd-line therapy for patients with advanced gastric cancer showed that the response rate from tesetaxel has equaled or exceeded that of docetaxel in this patient population.  I am excited to initiate the first randomized trial to observe whether the promising response rate to tesetaxel will translate into a survival benefit for our patients.”

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.   The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for registration.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipates”, “projects”, “expects”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

●	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
●	the safety and efficacy of the Company’s products or product candidates;
●	the commencement and completion of any clinical trials;
●	the Company’s assessment of its clinical trials;
●	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
●	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
●	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
●	the adequacy of the Company’s patents and proprietary rights;
●	the impact of litigation that has been brought against the Company; and
●
the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's most recent Annual Report on Form 10-K and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com